Exhibit 10.1

ADVISORY AGREEMENT

by and between

FundCore Institutional Income Trust Inc.

and

FundCore Advisor LLC

Dated as of October 5, 2010

ADVISORY AGREEMENT, dated as of October 5, 2010, by and between FundCore Institutional Income Trust Inc., a Maryland corporation (the “Company”), and FundCore Advisor LLC, a Delaware limited liability company (the “Advisor”).

W I T N E S S E T H:

WHEREAS, the Company is a newly formed corporation which intends to invest in Target Assets (as defined below) and intends to qualify as a real estate investment trust for federal income tax purposes and will elect to receive the tax benefits accorded by Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Company desires to retain the Advisor to administer the business activities and day-to-day operations of the Company and to perform services for the Company in the manner and on the terms set forth herein and the Advisor wishes to be retained to provide such services.

NOW THEREFORE, in consideration of the premises and agreements hereinafter set forth, the parties hereto hereby agree as follows:

Section 1. Definitions.

(a) The following terms shall have the meanings set forth in this Section 1(a):

“Advisor” has the meaning set forth in the Recitals.

“Advisor Change of Control” means a change in the direct or indirect (i) beneficial ownership of more than fifty percent (50%) of the combined voting power of the Advisor’s then-outstanding equity interests, or (ii) power to direct or control the management policies of the Advisor, whether through the ownership of beneficial equity interests, common directors or officers, by contract or otherwise. Advisor Change of Control shall not include (i) public offerings of the equity interests of the Advisor, or (ii) any assignment of this Agreement by the Advisor as permitted hereby and in accordance with the terms hereof.

“Advisor Indemnified Party” has the meaning set forth in Section 8(a) hereof.

“Advisor Permitted Disclosure Parties” has the meaning set forth in Section 5(a) hereof.

“Affiliate” means (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person, (ii) any executive officer or general partner of such other Person, (iii) any member of the board of directors or board of managers (or bodies performing similar functions) of such Person, and (iv) any legal entity for which such Person acts as an executive officer or general partner.

“Agreement” means this Advisory Agreement, as amended, supplemented or otherwise modified from time to time.

“Asset Management Fee” means a monthly fee equal to one-twelfth of 1.0% of the sum of the Cost Basis of all investments (including, for the avoidance of doubt, short-term, highly liquid investments) and cash in the Company’s portfolio on the last day of each month, excluding net proceeds from the Initial Public Offering prior to the initial investment (including investment in short-term, highly liquid investments) of such proceeds.

“Automatic Renewal Term” has the meaning set forth in Section 10(a) hereof.

“Bankruptcy” means, with respect to any Person, (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other U.S. federal or state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (b) the making by such Person of any assignment for the benefit of its creditors, (c) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the Unites States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other U.S. federal or state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 60-day period or (d) the entry against such Person of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.

“Board” means the board of directors of the Company.

“Bona Fide Due Diligence Expenses” means the bona fide due diligence expenses of the Primary Dealer and Soliciting Dealers, including legal fees, travel, lodging, meals and other reasonable out-of-pocket expenses incurred by their personnel and agents when visiting the Company’s office to verify information related to the Company and the Initial Public Offering and, in some cases, reimbursement of the allocable share of out-of-pocket internal due diligence personnel of the Soliciting Dealers conducting due diligence on the Initial Public Offering.

“Borrower Generated Fees” means any origination or similar fees paid by the applicable borrower at the time a debt investment is made.

“Business Day” means any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.

“Cause” has the meaning set forth in Section 10(b) hereof.

“Claim” has the meaning set forth in Section 8(c) hereof.

“Code” has the meaning set forth in the Recitals.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company” has the meaning set forth in the Recitals.

“Company Indemnified Party” has meaning set forth in Section 8(b) hereof.

“Conduct Policies” has the meaning set forth in Section 2(l) hereof.

“Confidential Information” has the meaning set forth in Section 5 hereof.

“Cost Basis” means the total amount actually paid or allocated (as of the date of origination or acquisition) with respect to the origination or acquisition of an investment, including without limitation acquisition expenses the Company capitalizes and any debt attributable to such investment.

“Deferred Sales Commission” means an annual deferred sales commission of up to 1.0% of the gross proceeds from the sale of Shares in the Initial Public Offering (not including Shares sold pursuant to the Company’s distribution reinvestment plan) payable to the Primary Dealer and to Soliciting Dealers with respect to Shares sold by them, provided, however, that the aggregate Deferred Sales Commission paid to the Primary Dealer and Soliciting Dealers shall not exceed 5.0% of the gross offering proceeds the Company raises from the sale of Shares in the Initial Public Offering (not including Shares sold pursuant to the Company’s distribution reinvestment plan).

“Effective Date” means the date the Registration Statement is initially declared effective by the SEC.

“Effective Termination Date” has the meaning set forth in Section 10(b) hereof.

“Equity” means (a) the sum of (1) the net proceeds from all issuances of the Company’s equity securities since inception (allocated on a pro rata basis for such issuances during the fiscal quarter of any such issuance), plus (2) the Company’s retained earnings at the end of the most recently completed calendar quarter, less (b) any amount that the Company or any of its Subsidiaries has paid to redeem or repurchase the Company’s Common Stock since inception. Equity excludes (1) any unrealized gains and losses and other non-cash items that have impacted stockholders’ equity as reported in the Company’s financial statements prepared in accordance with GAAP, and (2) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above, in each case after discussions between the Advisor and the Independent Directors and approval by a majority of the Independent Directors.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“GAAP” means generally accepted accounting principles in effect in the United States on the date such principles are applied.

“Governing Instruments” means, with regard to any entity, the articles of incorporation or certificate of incorporation and bylaws in the case of a corporation, the partnership agreement in the case of a general or limited partnership, the certificate of formation and operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents, in each case as amended.

“Indemnified Party” has the meaning set forth in Section 8(b) hereof.

“Independent Director” means a member of the Board who is “independent” in accordance with the Company’s Governing Instruments and the rules of the New York Stock Exchange.

“Initial Public Offering” means the Company’s sale of share of its Common Stock pursuant to the Company’s Registration Statement.

“Initial Term” has the meaning set forth in Section 10(a) hereof.

“Investment Committee” means the investment committee formed by the Advisor, the members of which shall consist of officers or employees of the Advisor and its Affiliates and may change from time to time.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Advisors Act” means the Investment Advisers Act of 1940, as amended.

“Investment Guidelines” means the investment guidelines approved by the Board, a copy of which is attached hereto as Exhibit A, as the same may be amended, restated, modified, supplemented or waived pursuant to the approval of a majority of the entire Board (which must include a majority of the Independent Directors).

“Losses” has the meaning set forth in Section 8(a) hereof.

“Notice of Proposal to Negotiate” has the meaning set forth in Section 10(c) hereof.

“Offering Period” shall have the meaning ascribed to it in the Registration Statement.

“Offering Period Termination Date” means the date on which the Offering Period Terminates.

“Operations Commencement Date” means the date on which the Company authorizes the release of the proceeds from the Initial Public Offering from escrow.

“Organizational and Offering Expenses” means any and all costs and expenses, other than the Deferred Sales Commission, incurred by the Advisor or any Affiliate in connection with the formation, qualification and registration of the Company and the marketing and distribution of Shares, including, without limitation, the following: attorneys’ fees (including fees of the primary dealer’s attorneys), expenses for printing, engraving, mailing and distribution costs, all advertising and marketing expenses, charges of third party service providers (including transfer agents, registrars, trustees, escrow holders, depositories and experts) and expenses and taxes related to the filing, registration and qualification of the sale of the Shares under federal and state laws.

“Person” means any natural person, corporation, partnership, association, limited liability company, estate, trust or joint venture, any federal, state, county or municipal government or any bureau, department or agency thereof or any other legal entity and any fiduciary acting in such capacity on behalf of the foregoing.

“Primary Dealer” means Integrity Investments, Inc. or such other Person or entity selected by the Board of Directors to act as the primary dealer for the Initial Public Offering.

“Prospectus” means the Company’s prospectus, dated             , 2010.

“Registration Statement” means the Company’s Registration Statement on Form S-11 (No. 333-167420), as amended from time to time.

“Regulation FD” means Regulation FD as promulgated by the SEC.

“REIT” means a “real estate investment trust” as defined under the Code.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means shares of the Common Stock of the Company.

“Soliciting Dealers” means broker-dealers who are members of FINRA and have executed selected dealer agreements with the Primary Dealer to sell Shares.

“Subsidiary” means (i) any subsidiary of the Company, (ii) any partnership the general partner of which is the Company or any subsidiary of the Company, and (iii) any limited liability company the managing member of which is the Company or any subsidiary of the Company.

“Target Assets” means the types of assets described under “Business—Our Investment Strategy” in the Prospectus, subject to, and including, any changes to the Company’s Investment Guidelines that may be approved by the Advisor and the Company from time to time.

“Termination Fee” means a termination fee equal to three (3) times the aggregate amount of the Asset Management Fee earned by the Advisor during the 12-month period immediately preceding the most recently completed month prior to the Effective Termination Date.

“Termination Notice” has the meaning set forth in Section 10(b) hereof.

“Termination Without Cause” has the meaning set forth in Section 10(b) hereof.

(b) As used herein, accounting terms relating to the Company and its Subsidiaries, if any, not defined in Section 1(a) and accounting terms partly defined in Section 1(a), to the extent not defined, shall have the respective meanings given to them under GAAP.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words include, includes and including shall be deemed to be followed by the phrase “without limitation.”

Section 2. Appointment and Duties of the Advisor.

(a) The Company hereby appoints the Advisor to manage the investments and day-to-day operations of the Company and its Subsidiaries, subject at all times to the further terms and conditions set forth in this Agreement and to the supervision of, and such further limitations or parameters as may be imposed from time to time by, the Board. The Advisor hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein, provided that funds are made available by the Company for such purposes as set forth in Section 7 hereof. The appointment of the Advisor shall be exclusive to the Advisor, except to the extent that the Advisor elects, in its sole and absolute discretion, subject to the terms of this Agreement, to cause the duties of the Advisor as set forth herein to be provided by third parties, so long as the Advisor remains responsible for the performance of such duties.

(b) The Advisor, in its capacity as manager of the investments and the operations of the Company, at all times will be subject to the supervision and direction of the Board and will have only such functions and authority as the Board may delegate to it, including, without limitation, managing the Company’s business affairs in conformity with the Investment Guidelines and other policies that are approved and monitored by the Board. The Company and Advisor hereby acknowledge the recommendation by the Advisor and the approval by the Board, of the Investment Guidelines, including, but not limited to, the Company’s investment strategy in the Target Assets. The Company and the Advisor hereby acknowledge and agree that, during the term of this Agreement, any proposed changes to the Company’s investment strategy that would modify or expand the Target Assets may only be recommended by the Advisor and shall require the approval of the Board and the Advisor.

(c) The Advisor will be responsible for the day-to-day operations of the Company (which, for purposes of the Advisor’s responsibilities in this Agreement, includes its Subsidiaries) and will perform (or cause to be performed) such services and activities relating to the investments and operations of the Company as may be appropriate, which may include, without limitation:

(i) forming the Investment Committee, which will have the following responsibilities: (A) proposing modifications to the Investment Guidelines to the Board, (B) reviewing the Company’s investment portfolio for compliance with the Investment Guidelines on a quarterly basis, (C) reviewing the diversification of the Company’s investment portfolio and the Company’s hedging and financing strategies on a quarterly basis, and (D) conducting or overseeing the provision of the services set forth in this Section 2;

(ii) serving as the Company’s consultant with respect to the periodic review of the Investment Guidelines and other parameters for the Company’s investments, financing activities and operations;

(iii) investigating, analyzing and selecting possible investment opportunities and acquiring or originating, financing, retaining, selling, restructuring or disposing of investments consistent with the Investment Guidelines;

(iv) with respect to prospective purchases, sales or exchanges of investments, conducting negotiations on the Company’s behalf with sellers, purchasers and brokers and, if applicable, their respective agents and representatives;

(v) negotiating and entering into, on the Company’s behalf, repurchase agreements, interest rate swap agreements, and other agreements and instruments required for the Company to conduct the Company’s business;

(vi) engaging and supervising, on the Company’s behalf and at the Company’s expense, independent contractors that provide investment banking, securities brokerage, mortgage brokerage, other financial services, due diligence services, underwriting review services, legal and accounting services, and all other services (including transfer agent and registrar services) as may be required relating to the Company’s operations or investments (or potential investments);

(vii) coordinating and managing operations of any joint venture or co-investment interests held by the Company and conducting all matters with the joint venture or co-investment partners;

(viii) providing executive and administrative personnel, office space and office services required in rendering services to the Company;

(ix) administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the Company’s management as may be agreed upon by the Advisor and the Board, including, without limitation, the collection of revenues and the payment of the Company’s debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

(x) communicating on the Company’s behalf with the holders of any of the Company’s equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(xi) counseling the Company in connection with policy decisions to be made by the Board;

(xii) evaluating and recommending to the Board hedging strategies and engaging in hedging activities on the Company’s behalf, consistent with the Company’s qualification as a REIT and with the Investment Guidelines;

(xiii) counseling the Company regarding the maintenance of the Company’s qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause the Company to qualify for taxation as a REIT;

(xiv) counseling the Company regarding the maintenance of the Company’s exemption from the status of an investment company required to register under the Investment Company Act, monitoring compliance with the requirements for maintaining such exemption and using commercially reasonable efforts to cause the Company to maintain such exemption from such status;

(xv) furnishing reports and statistical and economic research to the Company regarding the Company’s activities and services performed for the Company by the Advisor;

(xvi) monitoring the operating performance of the Company’s investments and providing periodic reports with respect thereto to the Board, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xvii) investing and reinvesting any moneys and securities of the Company (including investing in short-term investments pending investment in other investments, payment of fees, costs and expenses, or payments of dividends or distributions to the Company’s stockholders and partners) and advising the Company as to the Company’s capital structure and capital raising;

(xviii) causing the Company to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and, if applicable, taxable REIT subsidiaries, and to conduct quarterly compliance reviews with respect thereto;

(xix) assisting the Company in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xx) assisting the Company in complying with all regulatory requirements applicable to the Company in respect of the Company’s business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act or the Securities Act;

(xxi) assisting the Company in taking all necessary action to enable the Company to make required tax filings and reports, including soliciting information from stockholders to the extent required by the provisions of the Code applicable to REITs;

(xxii) placing, or arranging for the placement of, all orders pursuant to the Advisor’s investment determinations for the Company either directly with the borrower, issuer or with a broker or dealer (including any affiliated broker or dealer);

(xxiii) handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company may be involved or to which the Company may be subject arising out of the Company’s day-to-day operations (other than with the Advisor or its Affiliates), subject to such limitations or parameters as may be imposed from time to time by the Board;

(xxiv) using commercially reasonable efforts to cause expenses incurred by the Company or on the Company’s behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board from time to time;

(xxv) advising the Company with respect to and structuring long-term financing vehicles for the Company’s portfolio of assets, and offering and selling securities publicly or privately in connection with any such structured financing;

(xxvi) serving as the Company’s consultant with respect to decisions regarding any of the Company’s financings, hedging activities or borrowings undertaken by the Company, including (1) assisting the Company in developing criteria for debt and equity financing that is specifically tailored to the Company’s investment objectives, and (2) advising the Company with respect to obtaining appropriate financing for the Company’s investments;

(xxvii) providing the Company with portfolio management;

(xxviii) arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the Company’s business;

(xxix) performing such other services as may be required from time to time for management and other activities relating to the Company’s assets and business as the Board shall reasonably request or the Advisor shall deem appropriate under the particular circumstances; and

(xxx) using commercially reasonable efforts to cause the Company to comply with all applicable laws.

(d) Subject to the periodic oversight of the Board, the Advisor may retain, for and on behalf, and at the sole cost and expense, of the Company, such services of the persons and firms referred to in Section 7(b) hereof as the Advisor deems necessary or advisable in connection with the management and operations of the Company. In performing its duties under this Section 2, the Advisor shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other professional service providers) hired by the Advisor, subject to the periodic oversight of the Board, at the Company’s sole cost and expense.

(e) The Advisor shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the Investment Guidelines, (ii) would adversely and materially affect the qualification of the Company as a REIT under the Code or the Company’s status as an entity excluded from investment company status under the Investment Company Act, or (iii) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or that would otherwise not be permitted by the applicable Governing Instruments. If the Advisor is ordered to take any action by the Board, the Advisor shall promptly notify the Board if it is the Advisor’s judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or Governing Instruments. Notwithstanding the foregoing, neither the Advisor nor any of its Affiliates, nor any other Person providing sub-advisory services to the Advisor, shall be liable to the Company, the Board, or the Company’s stockholders for any act or omission by the Advisor or any of its Affiliates, except as provided in Section 8 of this Agreement.

(f) The Company (including the Board) agrees to take all actions reasonably required to permit and enable the Advisor to carry out its duties and obligations under this Agreement, including, without limitation, all steps reasonably necessary to allow the Advisor to file any registration statement or other filing required to be made under the Securities Act, Exchange Act, Code or other applicable law, rule or regulation on behalf of the Company in a timely manner. The Company further agrees to use commercially reasonable efforts to make available to the Advisor all resources, information and materials reasonably requested by the Advisor to enable the Advisor to satisfy its obligations hereunder, including its obligations to deliver financial statements and any other information or reports with respect to the Company.

(g) As frequently as the Advisor may deem reasonably necessary or advisable, or at the direction of the Board, the Advisor shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, any reports and other information relating to any proposed or consummated investment as may be reasonably requested by the Company.

(i) The Advisor shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, all reports, financial or otherwise, with respect to the Company reasonably required by the Board in order for the Company to comply with its Governing Instruments, or any other materials required to be filed with any governmental body or agency, and shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, all materials and data necessary to complete such reports and other materials, including, without limitation, an annual audit of the Company’s books of account by a nationally recognized independent accounting firm.

(ii) The Advisor shall prepare, or, at the sole cost and expense to the Company, cause to be prepared, regular reports for the Board to enable the Board to review the Company’s acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the Investment Guidelines and policies approved by the Board.

(h) Officers, employees and agents of the Advisor and its Affiliates may serve as directors, officers, agents, nominees or signatories for the Company or any of its Subsidiaries, to the extent permitted by their Governing Instruments, by any resolutions duly adopted by the Board. When executing documents or otherwise acting in such capacities for the Company or any of its Subsidiaries, such Persons shall indicate in what capacity they are executing on behalf of the Company or any of its Subsidiaries. Without limiting the foregoing, while this Agreement is in effect, the Advisor will provide the Company with a management team, including a Chief Executive Officer and President or similar positions, along with appropriate support personnel, to provide the management services to be provided by the Advisor to the Company hereunder, who shall devote such of their time to the management of the Company as necessary and appropriate, commensurate with the level of activity of the Company from time to time.

(i) The Advisor, at its sole cost and expense, shall provide personnel for service on the Investment Committee.

(j) The Advisor, at its sole cost and expense, shall maintain reasonable and customary “errors and omissions” insurance coverage and other customary insurance coverage in respect to its obligations and activities under, or pursuant to, this Agreement.

(k) The Advisor, at its sole cost and expense, shall provide such internal audit, compliance and control services as may be required for the Company to comply with applicable law (including the Securities Act and Exchange Act), regulation (including SEC regulations) and as otherwise reasonably requested by the Company or its Board from time to time.

(l) The Advisor acknowledges receipt of the Company’s Code of Business Conduct and Ethics (collectively, the “Conduct Policies”) and agrees to require the persons who provide services to the Company to comply with such Conduct Policies in the performance of such services hereunder or such comparable policies as shall in substance hold such persons to at least the standards of conduct set forth in the Conduct Policies.

(m) The Advisor shall be responsible for paying a Deferred Sales Commission to the Primary Dealer and Soliciting Dealers in accordance with the terms of the agreements with the Primary Dealer and with each Soliciting Dealer.

(n) The Advisor shall initially be responsible for payment of the Company’s Organizational and Offering Expenses and Bona Fide Due Diligence Expenses, subject to reimbursement from the Company pursuant to Section 7(b)(i) below.

Section 3. Additional Activities of the Advisor; Non-Solicitation; Restrictions.

(a) Except as provided in the last sentence of this Section 3(a) and/or the Investment Guidelines, nothing in this Agreement shall (i) prevent the Advisor or any of its Affiliates, officers, directors or employees, from engaging in other businesses or from rendering services of any kind to any other Person or entity, whether or not the investment objectives or policies of any such other Person or entity are similar to those of the Company or (ii) in any way bind or restrict the Advisor or any of its Affiliates, officers, directors or employees from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Advisor or any of its Affiliates, officers, directors or employees may be acting. While information and recommendations supplied to the Company shall, in the Advisor’s reasonable and good faith judgment, be appropriate under the circumstances and in light of the investment objectives and policies of the Company, they may be different from the information and recommendations supplied by the Advisor or any Affiliate of the Advisor to others. The Company shall be entitled to equitable treatment under the circumstances in receiving information, recommendations and any other services, but the Company recognizes that it is not entitled to receive preferential treatment as compared with the treatment given by the Advisor or any Affiliate of the Advisor to others. The Company shall have the benefit of the Advisor’s best judgment and effort in rendering services hereunder and, in furtherance of the foregoing, the Advisor shall not undertake activities that, in its good faith judgment, will adversely affect the performance of its obligations under this Agreement.

(b) In the event of a Termination Without Cause of this Agreement by the Company pursuant to Section 10(b) hereof, for two (2) years after such termination of this Agreement, the Company shall not, without the consent of the Advisor, employ or otherwise retain any employee of the Advisor or any of its Affiliates or any person who has been employed by the Advisor or any of its Affiliates at any time within the two (2) year period immediately preceding the date on which such person commences employment with or is otherwise retained by the Company. The Company acknowledges and agrees that, in addition to any damages, the Advisor shall be entitled to equitable relief for any violation of this Section 3(b) by the Company, including, without limitation, injunctive relief.

Section 4. Bank Accounts. At the direction of the Board, the Advisor may establish and maintain one or more bank accounts in the name of the Company or any Subsidiary, and may collect and deposit into any such account or accounts, and disburse funds from any such account or accounts, under such terms and conditions as the Board may approve; and the Advisor shall from time to time render appropriate accountings of such collections and payments to the Board and, upon request, to the auditors of the Company or any Subsidiary.

Section 5. Records; Confidentiality.

The Advisor shall maintain appropriate books of accounts and records relating to services performed hereunder, and such books of account and records shall be accessible for inspection by representatives of the Company or any Subsidiary at any time during normal business hours. The Advisor shall keep confidential any and all non-public information, written or oral, obtained by it in connection with the services rendered hereunder (“Confidential Information”) and shall not use Confidential Information except in furtherance of its duties under this Agreement or disclose Confidential Information, in whole or in part, to any Person other than (i) to its Affiliates, officers, directors, employees, agents, representatives or advisors who need to know such Confidential Information for the purpose of rendering services hereunder, (ii) to appraisers, financing sources and others in the ordinary course of the Company’s business ((i) and (ii) collectively, “Advisor Permitted Disclosure Parties”), (iii) in connection with any governmental or regulatory filings of the Company or disclosure or presentations to Company investors (subject to compliance with Regulation FD), (iv) to governmental officials having jurisdiction over the Company, (v) as requested by law or legal process to which the Advisor or any Person to whom disclosure is permitted hereunder is a party, or (vi) with the consent of the Company. The Advisor agrees to inform each of its Advisor Permitted Disclosure Parties of the non-public nature of the Confidential Information and to obtain agreement from such Persons to treat such Confidential Information in accordance with the terms hereof. Nothing herein shall prevent the Advisor from disclosing Confidential Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of, or pursuant to any law or regulation to, any regulatory agency or authority, (iii) to the extent reasonably required in connection with the exercise of any remedy hereunder, or (iv) to its legal counsel or independent auditors; provided, however that with respect to clauses (i) and (ii), it is agreed that, so long as not legally prohibited, the Advisor will provide the Company with prompt written notice of such order, request or demand so that the Company may seek, at its sole expense, an appropriate protective order and/or waive the Advisor’s compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Advisor is required to disclose Confidential Information, the Advisor may disclose only that portion of such information that is legally required without liability hereunder; provided, that the Advisor agrees to exercise its reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded such information. Notwithstanding anything herein to the contrary, each of the following shall be deemed to be excluded from provisions hereof: any Confidential Information that (A) is available to the public from a source other than the Advisor, (B) is released in writing by the Company to the public (except to the extent exempt under Regulation FD) or to persons who are not under similar obligation of confidentiality to the Company, or (C) is obtained by the Advisor from a third party which, to the best of the Advisor’s knowledge, does not constitute a breach by such third party of an obligation of confidence with respect to the Confidential Information disclosed. The provisions of this Agreement shall survive the expiration or earlier termination of this Agreement for a period of one year.

Section 6. Compensation.

(a) For the services rendered under this Agreement, the Company shall pay the Asset Management Fee to the Advisor. The Asset Management Fee shall be payable by the Company in cash and may be deferred, in whole or in part, from time to time, by the Advisor (without interest).

(b) The Advisor shall also receive as compensation for services rendered in connection with this Agreement any Borrower Generated Fees not to exceed 1.00% of the value of the debt investment amount. The parties acknowledge and agree that Borrower Generated Fees represent fees paid by a borrower to the Advisor in respect of the Advisor’s role in arranging a financing for the borrower. Borrower Generated Fees shall be paid by any borrower directly to the Advisor at the time a debt investment is made. The parties acknowledge and agree that the 1% threshold represents an appropriate arm’s length fee in respect of the services performed by the Advisor in connection with arranging a financing on behalf of a borrower.

(c) The Advisor shall calculate each monthly installment of the Asset Management Fee and deliver such calculation to the Company, within thirty (30) days following the last day of each month. The Company shall pay the Advisor each installment of the Asset Management Fee within five (5) Business Days after the date of delivery to the Company of such computations. To the extent that any Borrower Generated Fees exceed the threshold described in clause (b) above, the Advisor shall promptly pay any such amounts to the Company.

(d) In the event the Advisor enters into strategic alliances with any Person that has specialized expertise and dedicated resources in specific areas of real estate securities or debt-related investments as provided for in the Prospectus, the Company shall have no obligation to pay such Person any fees and expenses hereunder. To the extent, such Person performs services that would entitle Advisor to any fees or expenses hereunder, any such fees will be paid by the Advisor (and not by the Company) to such Person out of the fees or expenses the Advisor receives from the Company pursuant to the terms of this Agreement.

Section 7. Expenses of the Company.

(a) The Advisor shall be responsible for the expenses related to any and all personnel of the Advisor and its Affiliates who provide services to the Company pursuant to this Agreement (including, without limitation, each of the officers of the Company and any directors of the Company who are also directors, officers, employees or agents of the Advisor or any of its Affiliates), including, without limitation, salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans of such personnel, and costs of insurance with respect to such personnel.

(b) The Company shall pay all of its costs and expenses and shall reimburse the Advisor or its Affiliates for expenses of the Advisor and its Affiliates incurred on behalf of the Company, excepting only those expenses that are specifically the responsibility of the Advisor pursuant to Section 7(a) of this Agreement. Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses of the Company or any Subsidiary shall be paid by the Company and shall not be paid by the Advisor or Affiliates of the Advisor:

(i) the Company’s Organizational and Offering Expenses and Bona Fide Due Diligence Expenses; provided, however, that the Advisor shall initially be responsible for payment of the Company’s Organizational and Offering Expenses and Bona Fide Due Diligence Expenses and the Company shall reimburse the Advisor for such Organizational and Offering Expenses and Bona Fide Due Diligence Expenses by making monthly payments over the five year period commencing on the Offering Period Termination Date and ending on the fifth anniversary of the Effective Date;

(ii) expenses in connection with the issuance and transaction costs incident to the acquisition or origination, disposition and financing of the investments of the Company and its Subsidiaries;

(iii) costs of legal, tax, accounting, consulting, auditing and other similar services rendered for the Company by providers retained by the Advisor;

(iv) the compensation and expenses of the Company’s directors and the cost of liability insurance to indemnify the Company’s directors and officers;

(v) costs associated with the establishment and maintenance of any of the Company’s credit facilities, other financing arrangements, or other indebtedness of the Company (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of the Company’s securities offerings;

(vi) expenses connected with communications to holders of the Company’s securities or of the Subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, costs of preparing, printing and mailing the Company’s annual report to the Company’s stockholders and proxy materials with respect to any meeting of the Company’s stockholders;

(vii) expenses incurred by managers, officers, personnel and agents of the Advisor for travel on the Company’s behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of the Advisor in connection with the purchase, financing, refinancing, sale or other disposition of an investment or establishment and maintenance of any of the Company’s securitizations or any of the Company’s securities offerings;

(viii) compensation and expenses of the Company’s custodian and transfer agent, if any;

(ix) the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

(x) all taxes and license fees;

(xi) all insurance costs incurred in connection with the operation of the Company’s business except for the costs attributable to the insurance that the Advisor elects to carry for itself and its personnel;

(xii) costs and expenses incurred in contracting with third parties, including third-party servicers who service the loans originated by the Company;

(xiii) all other costs and expenses relating to the Company’s business and investment operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of investments, including appraisal, reporting, audit and legal fees;

(xiv) expenses relating to any office(s) or office facilities, including, but not limited to, disaster backup recovery sites and facilities, maintained for the Company or the investments of the Company and its Subsidiaries separate from the office or offices of the Advisor;

(xv) expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board to or on account of holders of the Company’s securities or of the Subsidiaries, including, without limitation, in connection with any distribution reinvestment plan;

(xviii) any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company or any Subsidiary, or against any trustee, director, partner, member or officer of the Company or of any Subsidiary in his capacity as such for which the Company or any Subsidiary is required to indemnify such trustee, director, partner, member or officer by any court or governmental agency; and

(xix) all other expenses actually incurred by the Advisor (except as otherwise specified herein) which are reasonably necessary for the performance by the Advisor of its duties and functions under this Agreement.

(c) Except as otherwise provided herein, costs and expenses incurred by the Advisor on behalf of the Company shall be reimbursed monthly to the Advisor. The Advisor shall prepare a written statement in reasonable detail documenting the costs and expenses of the Company and those incurred by the Advisor on behalf of the Company during each month, and shall deliver such written statement to the Company within thirty (30) days after the end of each month. Within thirty (30) days of the Offering Period Termination Date, the Advisor shall prepare a written statement in reasonable detail documenting the Organizational and Offering Expenses and Bona Fide Due Diligence Expenses to be reimbursed pursuant to Section 7(b)(1) hereof. The Company shall pay all amounts payable to the Advisor pursuant to this Section 7(c) within five (5) Business Days after the receipt of the written statement without demand, deduction, offset or delay. Cost and expense reimbursement to the Advisor shall be subject to adjustment at the end of each calendar year in connection with the annual audit of the Company. Reimbursement of Bona Fide Due Diligence Expenses is contingent upon the receipt by the Advisor or the Primary Dealer of an invoice or a similar such itemized statement that demonstrates the actual due diligence expenses incurred by that Soliciting Dealer. The provisions of this Section 7 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

Section 8. Limits of the Advisor’s Responsibility.

(a) The Advisor assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Board in following or declining to follow any advice or recommendations of the Advisor, including as set forth in the Investment Guidelines. The Advisor and its Affiliates, and the directors, officers, employees and stockholders of the Advisor and its Affiliates, and any Person providing sub-advisory services to the Advisor, will not be liable to the Company, any Subsidiary, the Board, the Company’s stockholders or any Subsidiary’s stockholders or partners for any acts or omissions by the Advisor or its officers, employees or Affiliates performed in accordance with and pursuant to this Agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of their respective duties under this Agreement, as determined by a final non-appealable order of a court of competent jurisdiction. The Company shall, to the full extent lawful, reimburse, indemnify and hold harmless the Advisor, its Affiliates, and the directors, officers, employees and stockholders of the Advisor and its Affiliates and any Person providing sub-advisory services to the Advisor (each, an “Advisor Indemnified Party”), of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees) (collectively “Losses”) in respect of or arising from any acts or omissions of such Advisor Indemnified Party performed in good faith under this Agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of such Advisor Indemnified Party under this Agreement. In addition, the Advisor will not be liable for trade errors that may result from ordinary negligence, including, without limitation, errors in the investment decision-making process or in the trade process.

(b) The Advisor shall, to the full extent lawful, reimburse, indemnify and hold harmless the Company, and the directors, officers, personnel and agents of the Company and each Person, if any, controlling or controlled by the Company (each, a “Company Indemnified Party”; an Advisor Indemnified Party and a Company Indemnified Party are each sometimes hereinafter referred to as an “Indemnified Party”) of and from any and all Losses in respect of or arising from (i) any acts or omissions of the Advisor constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of the Advisor under this Agreement or (ii) any claims by the Advisor’s employees relating to the terms and conditions of their employment by the Advisor.

(c) In case any such claim, suit, action or proceeding (a “Claim”) is brought against any Indemnified Party in respect of which indemnification may be sought by such Indemnified Party pursuant hereto, the Indemnified Party shall give prompt written notice thereof to the indemnifying party, which notice shall include all documents and information in the possession of or under the control of such Indemnified Party reasonably necessary for the evaluation and/or defense of such Claim and shall specifically state that indemnification for such Claim is being sought under this Section; provided, however, that the failure of the Indemnified Party to so notify the indemnifying party shall not limit or affect such Indemnified Party’s rights other than pursuant to this Section. Upon receipt of such notice of Claim (together with such documents and information from such Indemnified Party), the indemnifying party shall, at its sole cost and expense, in good faith defend any such Claim with counsel reasonably satisfactory to such Indemnified Party, which counsel may, without limiting the rights of such Indemnified Party pursuant to the next succeeding sentence of this Section, also represent the indemnifying party in such investigation, action or proceeding. In the alternative, such Indemnified Party may elect to conduct the defense of the Claim, if (i) such Indemnified Party reasonably determines that the conduct of its defense by the indemnifying party could be materially prejudicial to its interests, (ii) the indemnifying party refuses to assume such defense (or fails to give written notice to the Indemnified Party within ten (10) days of receipt of a notice of Claim that the indemnifying party assumes such defense), or (iii) the indemnifying party shall have failed, in such Indemnified Party’s reasonable judgment, to defend the Claim in good faith. The indemnifying party may settle any Claim against such Indemnified Party without such Indemnified Party’s consent, provided (i) such settlement is without any Losses whatsoever to such Indemnified Party, (ii) the settlement does not include or require any admission of liability or culpability by such Indemnified Party and (iii) the indemnifying party obtains an effective written release of liability for such Indemnified Party from the party to the Claim with whom such settlement is being made, which release must be reasonably acceptable to such Indemnified Party, and a dismissal with prejudice with respect to all claims made by the party against such Indemnified Party in connection with such Claim. The applicable Indemnified Party shall reasonably cooperate with the indemnifying party, at the indemnifying party’s sole cost and expense, in connection with the defense or settlement of any Claim in accordance with the terms hereof. If such Indemnified Party is entitled pursuant to this Section to elect to defend such Claim by counsel of its own choosing and so elects, then the indemnifying party shall be responsible for any good faith settlement of such Claim entered into by such Indemnified Party. Except as provided in the immediately preceding sentence, no Indemnified Party may pay or settle any Claim and seek reimbursement therefor under this Section.

(d) Notwithstanding the foregoing, nothing in this Section 8 or elsewhere in this Agreement shall constitute a waiver by either party of its legal rights under applicable U.S. federal securities laws or any other laws whose applicability is not permitted to be contractually waived.

(e) The provisions of this Section 8 shall survive the expiration or earlier termination of this Agreement.

Section 9. No Joint Venture. The Company and the Advisor are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

Section 10. Term; Renewal; Termination Without Cause.

(a) This Agreement shall become effective on the Effective Date and shall continue in operation, unless terminated in accordance with the terms hereof, until the fifth anniversary of the Operations Commencement Date (the “Initial Term”). After the Initial Term, this Agreement shall be deemed renewed automatically each year for an additional one-year period (an “Automatic Renewal Term”) unless the Company or the Advisor elects not to renew this Agreement in accordance with Section 10(b) or Section 10(d), respectively.

(b) Notwithstanding any other provision of this Agreement to the contrary, upon the expiration of the Initial Term or any Automatic Renewal Term and upon 180 days’ prior written notice to the Advisor (the “Termination Notice”), the Company may, without cause, in connection with the expiration of the Initial Term or the then-current Automatic Renewal Term, decline to renew this Agreement (any such nonrenewal, a “Termination Without Cause”) upon the unanimous affirmative vote of the Independent Directors that (1) there has been unsatisfactory performance by the Advisor that is materially detrimental to the Company and its Subsidiaries taken as a whole or (2) the Asset Management Fee and Borrower Generated Fees payable to the Advisor are not fair, subject to Section 10(c) below. In the event of a Termination Without Cause, the Company shall pay the Advisor the Termination Fee before or on the last day of the Initial Term or such Automatic Renewal Term, as the case may be (the “Effective Termination Date”). The Company may terminate this Agreement for cause pursuant to Section 12 hereof even after a Termination Notice and, in such case, no Termination Fee shall be payable.

(c) Notwithstanding the provisions of subsection (b) above, if the reason for nonrenewal specified in the Company’s Termination Notice is that the Independent Directors have unanimously determined that the Asset Management Fee and Borrower Generated Fees payable to the Advisor are unfair, the Company shall not have the foregoing nonrenewal right in the event the Advisor agrees that it will continue to perform its duties hereunder during the Automatic Renewal Term that would commence upon the expiration of the Initial Term or then-current Automatic Renewal Term at a fee that the Independent Directors unanimously determine to be fair; provided, however, the Advisor shall have the right to renegotiate the Asset Management Fee and/or the Borrower Generated Fees by delivering to the Company, not less than 120 days prior to the pending Effective Termination Date, written notice (a “Notice of Proposal to Negotiate”) of its intention to renegotiate the Asset Management Fee and/or Borrower Generated Fees. Thereupon, the Company and the Advisor shall endeavor to negotiate the Asset Management Fee and/or the Borrower Generated Fees in good faith. Provided that the Company and the Advisor agree to a revised Asset Management Fee, Borrower Generated Fees or other compensation structure within sixty (60) days following the Company’s receipt of the Notice of Proposal to Negotiate, the Termination Notice from the Company shall be deemed of no force and effect, and this Agreement shall continue in full force and effect on the terms stated herein, except that the Asset Management Fee, Borrower Generated Fees or other compensation structure shall be the revised Asset Management Fee, Borrower Generated Fees or other compensation structure as then agreed upon by the Company and the Advisor. The Company and the Advisor agree to execute and deliver an amendment to this Agreement setting forth such revised Asset Management Fee, Borrower Generated Fees or other compensation structure promptly upon reaching an agreement regarding same. In the event that the Company and the Advisor are unable to agree to a revised Asset Management Fee, Borrower Generated Fees or other compensation structure during such sixty (60) day period, this Agreement shall terminate on the Effective Termination Date and the Company shall be obligated to pay the Advisor the Termination Fee upon the Effective Termination Date.

(d) No later than 180 days prior to the expiration of the Initial Term or the then-current Automatic Renewal Term, the Advisor may deliver written notice to the Company informing it of the Advisor’s intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective on the anniversary date of this Agreement next following the delivery of such notice. The Company is not required to pay to the Advisor the Termination Fee if the Advisor terminates this Agreement pursuant to this Section 10(d).

(e) Except as set forth in this Section 10, a nonrenewal of this Agreement pursuant to this Section 10 shall be without any further liability or obligation of either party to the other, except as provided in Section 3(b), Section 5, Section 7 and Section 8 of this Agreement.

(f) The Advisor shall cooperate with the Company in executing an orderly transition of the management of the Company’s consolidated assets to a new advisor.

Section 11. Assignments

(a) Assignments by the Advisor. This Agreement shall terminate automatically without payment of the Termination Fee in the event of its assignment, in whole or in part, by the Advisor, unless such assignment is consented to in writing by the Company with the consent of a majority of the Independent Directors. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Advisor is bound, and the Advisor shall be liable to the Company for all acts or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as the Advisor. Notwithstanding the foregoing, the Advisor may, without the approval of the Company’s Independent Directors, (i) assign this Agreement to an Affiliate of the Advisor and (ii) delegate to one or more of its Affiliates the performance of any of its responsibilities hereunder so long as it remains liable for any such Affiliate’s performance, in each case so long as assignment or delegation does not require the Company’s approval under the Investment Advisers Act (but if such approval is required, the Company shall not unreasonably withhold, condition or delay its consent). Nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Advisor under this Agreement.

(b) Assignments by the Company. This Agreement shall not be assigned by the Company without the prior written consent of the Advisor, except in the case of assignment by the Company to another REIT or other organization which is a successor (by merger, consolidation, purchase of assets, or other transaction) to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement.

Section 12. Termination for Cause.

(a) The Company may terminate this Agreement effective upon 30 days’ prior written notice of termination from the Company to the Advisor, without payment of any Termination Fee, if (i) the Advisor, its agents or its assignees breaches any material provision of this Agreement and such breach shall continue for a period of 30 days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period (or 45 days after written notice of such breach if the Advisor takes steps to cure such breach within 30 days of the written notice), (ii) there is a commencement of any proceeding relating to the Advisor’s Bankruptcy or insolvency, including an order for relief in an involuntary bankruptcy case or the Advisor authorizing or filing a voluntary bankruptcy petition, (iii) there occurs any Advisor Change of Control resulting in fewer than three members of the Investment Committee, or their duly chosen successors, continuing to serve in such capacity, which a majority of the Independent Directors determines is materially detrimental to the Company and its Subsidiaries taken as a whole, (iv) the dissolution of the Advisor, unless the Advisor is replaced with an Affiliate of the Advisor, or (v) the Advisor commits fraud against the Company, misappropriates or embezzles funds of the Company, or acts, or fails to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under this Agreement; provided, however, that if any of the actions or omissions described in this clause (v) are caused by an employee and/or officer of the Advisor or one of its Affiliates and the Advisor takes all necessary and appropriate action against such person and cures the damage caused by such actions or omissions within 30 days of the Advisor actual knowledge of its commission or omission, the Company shall not have the right to terminate this Agreement pursuant to this Section 12(a)(v).

(b) The Advisor may terminate this Agreement effective upon 60 days’ prior written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period. The Company is required to pay to the Advisor the Termination Fee if the termination of this Agreement is made pursuant to this Section 12(b).

(c) The Advisor may terminate this Agreement if the Company becomes required to register as an investment company under the Investment Company Act, with such termination deemed to occur immediately before such event, in which case the Company shall not be required to pay the Termination Fee.

Section 13. Action Upon Termination. From and after the effective date of termination of this Agreement pursuant to Sections 10, 11, or 12 of this Agreement, the Advisor shall not be entitled to compensation for further services hereunder, but shall be paid all compensation accruing to the date of termination and, if terminated pursuant to section 12(b) hereof or not renewed pursuant to Section 10(b) hereof (subject to Section 10(c) hereof), the Termination Fee. Upon any such termination, the Advisor shall forthwith:

(a) after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company or a Subsidiary all money collected and held for the account of the Company or a Subsidiary pursuant to this Agreement;

(b) deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board with respect to the Company and any Subsidiaries; and

(c) deliver to the Board all property and documents of the Company and any Subsidiaries then in the custody of the Advisor.

Section 14. Representations and Warranties.

(a) The Company hereby represents and warrants to the Advisor as follows:

(i) The Company is duly organized, validly existing and in good standing under the laws of the State of Maryland, has the corporate power and authority and the legal right to own and operate its assets, to lease any property it may operate as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company and its Subsidiaries, if any, taken as a whole.

(ii) The Company has the corporate power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person, including stockholders and creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(iii) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company, or the Governing Instruments of, or any securities issued by the Company or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company and its Subsidiaries, if any, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

(b) The Advisor hereby represents and warrants to the Company as follows:

(i) The Advisor is duly organized, validly existing and in good standing under the laws of the State of Delaware, has the limited liability company power and authority and the legal right to own and operate its assets, to lease the property it operates as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Advisor.

(ii) The Advisor has the limited liability company power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary limited liability company action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person, including members and creditors of the Advisor, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Advisor in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Advisor, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Advisor enforceable against the Advisor in accordance with its terms.

(iii) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Advisor, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Advisor, or the Governing Instruments of, or any securities issued by, the Advisor or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Advisor is a party or by which the Advisor or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Advisor, and will not result in, or require, the creation or imposition of any lien or any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

Section 15. Miscellaneous.

(a) Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below (or to such other address as may be hereafter notified by the respective parties hereto in accordance with this Section 15):

The Company:	FundCore Institutional Income Trust Inc. One World Financial Center, 30th Floor New York, NY 10281 Attention: Steven A. Ball Fax: (646) 374-4715

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036 Attention: Phyllis G. Korff, Esq. Fax: (212) 735-2000

The Advisor:	FundCore Advisor LLC One World Financial Center, 30th Floor New York, NY 10281 Attention: Steven A. Ball Fax: (646) 374-4715

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036 Attention: Phyllis G. Korff, Esq. Fax: (212) 735-2000

(b) Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns as provided herein.

(c) Integration. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

(d) Amendments. Neither this Agreement nor any terms hereof may be amended, supplemented or modified except in an instrument in writing executed by the parties hereto.

(e) GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR ANY DISTRICT WITHIN SUCH STATE FOR THE PURPOSE OF ANY ACTION OR JUDGMENT RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND TO THE LAYING OF VENUE IN SUCH COURT.

(f) WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(g) Survival of Representations and Warranties. All representations and warranties made hereunder, and in any document, certificate or statement delivered pursuant hereto or in connection herewith, shall survive the execution and delivery of this Agreement.

(h) No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of a party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(i) Costs and Expenses. Each party hereto shall bear its own costs and expenses (including the fees and disbursements of counsel and accountants) incurred in connection with the negotiations and preparation of and the closing under this Agreement, and all matters incident thereto.

(j) Section Headings. The section and subsection headings in this Agreement are for convenience in reference only and shall not be deemed to alter or affect the interpretation of any provisions hereof.

(k) Counterparts. This Agreement may be executed by the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(l) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Advisory Agreement as of the date first written above.

FundCore Institutional Income Trust Inc.

By:	/s/ Lee J. Taragin
Name:	Lee J. Taragin
Title:	Chief Financial Officer & Chief Operating Officer

FundCore Advisor LLC

By:	/s/ Steven A. Ball
Name:	Steven A. Ball
Title:	Manager

Exhibit A

Investment Guidelines

1.	The Company’s investments shall be in the Target Assets.

2.	Not more than 25% of Equity will be invested in any individual asset without the consent of a majority of the Independent Directors, provided however, that during the Offering Period (including if the Offering Period is extended) and only to the extent the Company has raised less than $300 million of Equity, if the Advisor reasonably expects that the Company will raise at least $300 million of Equity by the end of the offering period, such consent of a majority of the Independent Directors shall only be required for investments that are greater than $75 million.

3.	Until appropriate investments in the Target Assets are identified, the Advisor may invest the proceeds of the Initial Public Offering and, thereafter, any working capital reserves the Company may establish, in short-term, highly liquid investments, including government obligations, bank certificates of deposit, short-duration CMBS, short-term debt obligations and interest-bearing accounts or other authorized investments as approved by the Board, subject to the requirements for the Company’s qualification as a REIT under the Code.

4.	Any investment by the Company of up to $10 million or less requires the approval of the Company’s President and Chief Investment Officer. Any investment in excess of $10 million but less than or equal to $100 million requires the approval of the Investment Committee. Any investment in excess of $100 million requires the approval of the Investment Committee and a majority of the Independent Directors.

5.	No investment in commodities or commodity futures contracts shall be made, except for futures contracts when used solely for the purpose of hedging in connection with the Company’s ordinary business.

6.	The Company shall not make or invest in mortgage loans that are subordinated to any lien or other indebtedness of any of the Company’s directors, or the Advisor or its Affiliates;

7.	No investment in common equity securities (other than securities traded on a national securities exchange) shall be made unless a majority of the Board (including a majority of Independent Directors) not otherwise interested in the transaction approves such investment as being fair, competitive and commercially reasonable.

8.	No investment shall be made that is inconsistent with the Company’s objectives of qualifying and remaining qualified as a REIT unless and until the Board determines, in its sole discretion, that REIT qualification is not in the Company’s best interests.

9.	No investment shall be made that would cause the Company or any Subsidiary to be required to be registered as an investment company under the Investment Company Act.

These Investment Guidelines may be amended, restated, modified, supplemented or waived by the Board (which must include a majority of the Independent Directors) without the approval of the Company’s stockholders.